Exhibit 4.2

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS
AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
OPEXA THERAPEUTICS, INC.

___________________

Pursuant to Sections 21.155 and 21.156 of the
Texas Business Organizations Code
___________________

Opexa Therapeutics, Inc. (the “Company”), a corporation organized and existing under the Texas Business Organizations Code (the “Code”),

HEREBY CERTIFIES:

A.           That, pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article IV of the Certificate of Formation of the Company, as amended (the “Certificate of Formation”), the Board of Directors duly adopted by all necessary action by written consent dated as of July 24, 2012, a resolution providing for the creation of a series of preferred stock, having no par value, consisting of 80,000 shares, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Article IV of the Company’s Certificate of Formation, as amended (the “Charter”), the Board of Directors hereby creates a series of preferred stock, having no par value, of the Company, and hereby fixes the designation, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Charter, as set forth in the Certificate of Designation of Preferences, Rights and Limitations attached hereto (the “Series A Certificate”) designating 80,000 shares of the Company’s preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock, including provisions for the conversion of shares of Series A Preferred Stock into shares of the Company’s common stock, par value $0.01 per share.

B.           That the designation, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series of preferred stock are as follows:

1)	Designation, Amount and Rank.

a)
Series A Preferred Stock.  The shares of the series of preferred stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 80,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors of the Company (the “Board of Directors”); provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

b)
Rank.  Notwithstanding any provision herein to the contrary:  (i) the rights of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other equity securities of the Company designated as ranking junior to the Series A Preferred Stock shall be subject to the preferences and relative rights of the Series A Preferred Stock; and (ii) without limiting the provisions of Section 4(b), the rights of the Series A Preferred Stock shall be subject to the preferences and relative rights of any other equity securities of the Company designated by the Company as ranking senior to or pari passu with the Series A Preferred Stock.

2)	Dividends; Share Repurchases.

a)
Accruing Dividends.  From and after the date of the issuance of any shares of Series A Preferred Stock, but terminating as of the Dividend Termination (as defined below), a dividend at the rate per annum of eight percent (8%) of the Series A Original Issue Price (as defined below) for each share of Series A Preferred Stock shall accrue on such outstanding shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”).  The “Dividend Termination” is the earlier of (i) the Automatic Conversion (as defined below), regardless of whether all shares of Series A Preferred Stock are converted (i.e., due to Section 5(b)), (ii) any Liquidation (as defined below) or (iii) any Deemed Liquidation Event (as defined below).  Accruing Dividends shall be cumulative and shall accrue from day to day whether or not earned or declared, and whether or not there are profits, surplus or other funds legally available for the payment of dividends, and shall be paid semi-annually on the 30th day of June and the 31st day of December of each year (with the first payment of Accruing Dividends on a semi-annual payment date to be prorated based on the number of days occurring between the date on which each share of Series A Preferred Stock was issued and such semi-annual payment date), although if any such payment date is not a Trading Day (as defined below), then the actual payment date shall be the next Trading Day.  The Accruing Dividends may be paid either in cash or in shares of Common Stock, as determined in the sole discretion of the Board of Directors, provided that, if paid in Common Stock, (a) there is an effective registration statement under the Securities Act of 1933 for the resale of such shares and (b) the shares of Common Stock are then traded upon the NASDAQ Capital Market.  For purposes of the payment of the Accruing Dividends in shares of Common Stock, each share of Common Stock shall be deemed to have a value equal to the volume weighted average price for the Common Stock on the Trading Market for the five (5) Trading Days ending three (3) Trading Days prior to any payment date at issue, where “Trading Day” means a day on which the Common Stock is traded on the Trading Market, and “Trading Market” means the NASDAQ Capital Market (or, if the NASDAQ Capital Market is not the primary market on which the Common Stock is then traded, such other market or exchange on which the Common Stock is then primarily listed or quoted or quoted for trading).

b)
Other Dividends.  The Company shall not declare, pay or set aside any dividends or other distributions on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (i) all Accruing Dividends have been fully paid to date (i.e., through the most recent payment date pursuant to Section 2(a)) and (ii) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A Preferred Stock in an amount equal to the product of (A) the dividend or distribution payable on each share of Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or distribution.

c)
Share Repurchases.  The Company may not purchase any shares of Common Stock or any other equity securities of the Company designated as ranking junior to the Series A Preferred Stock unless the holders of at least two thirds (66-2/3%) of the outstanding shares of Series A Preferred Stock approve otherwise (by written consent or affirmative vote), other than repurchases of stock from former employees, officers, directors or consultants who performed services for the Company pursuant to any agreement under which the Company has the option or right to repurchase such shares in connection with the cessation of such employment or service.

3)	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a)
Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $100.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock (the “Series A Original Issue Price”), plus any Accruing Dividends accrued but unpaid thereon together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”); provided, however, that following the Automatic Conversion, the Series A Liquidation Amount shall be solely as provided in the foregoing clause (ii).  Following payment to the holders of Series A Preferred Stock of the Series A Liquidation Amount, such holders shall not be entitled to any further payment.  If upon any Liquidation the assets of the Company available for distribution to the holders of Series A Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 3(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution to the holders of Series A Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b)
Deemed Liquidation Event.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least two thirds (66-2/3%) of the outstanding shares of Series A Preferred Stock approve otherwise (by written consent or affirmative vote):

i)
a merger or consolidation in which the Company or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except that any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 3(b)(i), all shares of Common Stock issuable upon (x) exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) (“Options”) outstanding immediately prior to such merger or consolidation, or (y) conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation, shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

ii)
the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

The Company shall not have the power to effect a Deemed Liquidation Event in which the holders of Common Stock will receive any assets in respect of such shares, or to distribute to the holders of Common Stock in respect of such shares any assets resulting from a Deemed Liquidation Event, unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series A Liquidation Amount.

c)
Amount Deemed Paid.  The amount deemed paid or distributed to the holders of capital stock of the Company upon any Liquidation or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.  If the amount deemed paid or distributed under this Section 3(c) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

i)
For securities not subject to investment letters or other similar restrictions on free marketability:  (A) if traded on the NASDAQ Capital Market or other securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction; (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or (C) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

ii)
The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

d)
Allocation of Escrow.  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the relevant agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the shareholders of the Company in accordance with this Section 3) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration which becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the shareholders of the Company in accordance with this Section 3) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4)	Voting.

a)	Non-Voting. The holders of Series A Preferred Stock shall not be entitled to vote on any matter except as otherwise expressly provided for in Section 4(b) or required by applicable law.

b)
Protective Provision.  At any time when the number of shares of Series A Preferred Stock outstanding is equal to or greater than 50% of the total number of shares of Series A Preferred Stock ever issued by the Company (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the Company shall not, directly or indirectly by amendment, merger, consolidation or otherwise, (i) amend, alter or repeal any provision of the Certificate of Formation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, (ii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or (iii) increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, unless the holders of at least two thirds (66-2/3%) of the outstanding shares of Series A Preferred Stock approve (by written consent or affirmative vote).

5)	Conversion.

a)
Events of Conversion.  Subject to the limitation set forth in Section 5(b), each share of Series A Preferred Stock shall be convertible, without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price for such share of Series A Preferred Stock by the Series A Conversion Price (as defined below) in effect at the time of conversion, as follows:

i)
As to the shares of Series A Preferred Stock of any holder, at the option and at the sole discretion of such holder so long as notice is delivered by such holder to the Company (pursuant to Section 5(e)) prior to the day which is five (5) days prior to the Redemption Date (as defined below);

ii)
As to all shares of Series A Preferred Stock, upon the earlier of the following (the “Automatic Conversion”):  (A) such time, at any time following the Series A Designation Date (defined below), as the shares of Common Stock trade on the Trading Market with a per share closing price on the Trading Day of at least $4.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) for at least twenty (20) consecutive Trading Days [note:  since this clause is measured from the Series A Designation Date, it is possible that shares of Series A Preferred Stock will be deemed converted immediately upon issuance if the requirements of this clause have been satisfied prior to such issuance]; or (B) the date and time, or the occurrence of an event, approved (by written consent or affirmative vote) by the holders of at least two thirds (66-2/3%) of the then outstanding shares of Series A Preferred Stock.

b)
Limitation on Conversion.  Shares of Series A Preferred Stock held by each holder thereof shall not be converted pursuant to Section 5(a) to the extent that, after giving effect to such conversion, such holder (together with any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such holder, as such terms are used in and construed under Rule 144 under the Securities Act of 1933 and the rules and regulations promulgated thereunder - each an “Affiliate”) would (i) beneficially own shares of Common Stock in excess of 19.9% of the shares of Common Stock outstanding (immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock then subject to, or with respect to which a request has been made for, conversion pursuant to Section 5(a)) or (ii) control in excess of 19.9% of the total voting power of the Company’s securities outstanding (immediately after giving effect to the issuance to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock then subject to, or with respect to which a request has been made for, conversion pursuant to Section 5(a)) that are entitled to vote on a matter being voted on by holders of Common Stock, unless and until the Company obtains shareholder approval permitting such issuances in accordance with applicable rules of the NASDAQ Stock Market; provided, however, that such limitations on conversion shall not apply to any conversion in connection with and subject to completion of the following if, upon completion, the subject holder and its Affiliates would not exceed the specified limits:  (i) any offering of securities by the Company or its shareholders (including, without limitation, the subject holder); and (ii) a bona fide third party tender offer for the Company securities.  For purposes of this Section 5(b), beneficial ownership shall (x) exclude such number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or non-converted portion of any securities of the Company (including, without limitation, options, warrants, shares of Series A Preferred Stock and other convertible securities such as convertible promissory notes) except for a limitation on conversion or exercise analogous to the limitation contained in the first sentence of this Section 5(b) and (y) otherwise be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (and the rules promulgated thereunder).  [Note:  If the limitation contained in the first sentence of this Section 5(b) applies to any conversion, then the Company shall nonetheless issue to any holder at issue such number of shares of Common Stock as may be issued below the limitation.]  Upon the written request of any holder of shares of the Series A Preferred Stock, the Company shall within two (2) Trading Days confirm in writing to such holder the number of shares of Common Stock then outstanding.

c)
Conversion Price.  The “Series A Conversion Price” shall initially be $0.80, but the Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

d)
No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock a holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

e)
Mechanics for Optional Conversion.  Before any holder of shares of Series A Preferred Stock shall be entitled to convert such shares pursuant to the provisions of Section 5(a)(i) and receive a certificate or certificates evidencing the shares of Common Stock into which such shares of Series A Preferred Stock are convertible, such holder shall give written notice of the same to the Company at its principal executive offices and shall surrender the certificate or certificates evidencing such shares, duly endorsed, at such offices of the Company.  The Company shall, as soon as practicable thereafter, issue and deliver at such offices to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of the holder’s surrender of the certificate or certificates evidencing such holder’s shares of Series A Preferred Stock to be converted, and such holder shall be treated for all purposes as the holder of the shares of Common Stock issuable upon such conversion as of such date.

f)
Mechanics for Automatic Conversion.  Upon the Automatic Conversion (or, as applicable, as soon thereafter as and to the extent that the limitation set forth in Section 5(b) does not apply), the outstanding shares of Series A Preferred Stock at issue shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the Company at its principal executive offices, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the outstanding shares of Series A Preferred Stock at issue, the holders of such shares of Series A Preferred Stock shall surrender the certificates representing such shares to the Company at its principal executive offices.  Thereupon, there shall be issued and delivered to each such holder promptly at such office and in each such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

g)
Reserved Shares.  The Company shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Formation.

h)
Issue Taxes.  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 5; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

i)	Adjustments to Series A Conversion Price.

i)
If the Company shall at any time or from time to time after the filing of this Certificate (the “Series A Designation Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time after the Series A Designation Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

ii)
In the event the Company at any time or from time to time after the Series A Designation Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

a.	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

b.
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (y) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

iii)
If, as of the close of business on December 31, 2012, the Company has not entered into an agreement with a partner or potential partner pursuant to which the Company has received, or will receive, at least $5 million in funding (x) for use toward the clinical development of TcelnaTM or (y) in return for granting a license, other rights, or an option to license or otherwise acquire rights with respect to TcelnaTM (as determined in the reasonable discretion of the Board of Directors), then the then applicable Series A Conversion Price shall be adjusted, in the event of the closing of a Down Financing (as defined below), to be the Down Financing Per Share Price (as defined below) or, if higher, $0.780625 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction affecting the Common Stock after the Series A Designation Date).  A “Down Financing” is the first issuance of securities by the Company (other than any financing involving the issuance of Series A Preferred Stock or securities convertible into Series A Preferred Stock) primarily for the purpose of raising capital which occurs following the Series A Designation Date and in which the Company issues shares of Common Stock or Common Stock Equivalents (as defined below) entitling any person to acquire shares of Common Stock at a price per share (determined in the reasonable discretion of the Board of Directors and in accordance with this Section 5(i)(iii)) less than the then applicable Series A Conversion Price (such lower price, the “Down Financing Per Share Price”).  “Common Stock Equivalents” mean any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.  If any shares of Common Stock or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) shall be issued or issuable for cash, the consideration received therefor shall be deemed to be the gross proceeds therefor.  If any shares of Common Stock, Options or Convertible Securities shall be issued or issuable for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors.  In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.  If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined in good faith by the Board of Directors).  Notwithstanding the foregoing, and without limitation, the following activities are deemed not to be eligible for consideration as an issuance of securities by the Company primarily for the purpose of raising capital:  (1) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Company prior to the Series A Designation Date; (2) securities issued with approval of a majority of the members of the Board of Directors or a majority of the members of a committee of directors established for such purpose, pursuant to options, stock or similar awards to employees, directors, and consultants; (3) securities issued to any bank or equipment lessor in connection with a financing or equipment lease; or (4) securities issued pursuant to a “Strategic Transaction” approved by a majority of the Board of Directors.  A “Strategic Transaction” shall mean any transaction with an acquiror, acquisition target company or merger partner, or a joint venture, corporate alliance, research agreement or licensing transaction, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital.

iv)
Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

j)	Other Adjustments.

i)
In the event the Company at any time or from time to time after the initial issuance of the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2(b) do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

ii)
If after the Series A Designation Date there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 3(a) or Section 3(b)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

6)
Acquired Shares.  Any shares of Series A Preferred Stock that are acquired by the Company or any of its subsidiaries shall automatically and immediately be (i) retired as shares of Series A Preferred Stock and (ii) resume their status as authorized but unissued shares of the Company’s preferred stock.

7)
Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock (both present and future) by the approval (by written consent or affirmative vote) of the holders of at least two thirds (66-2/3%) of the shares of Series A Preferred Stock then outstanding.

8)
Notices.  Any notice required or permitted by the provisions of this Certificate to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of applicable law, and shall be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on behalf of the Company by its Chief Executive Officer on this 25 day of July, 2012.

/s/ Neil K. Warma
Neil K. Warma
Chief Executive Officer